                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                         Republic Companies Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    760349100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 2, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | |  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     | |  Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 2 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Newcastle Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  818,700 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              818,700 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    818,700 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 3 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Newcastle Capital Management, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  818,700 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              818,700 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    818,700 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 4 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Newcastle Capital Group, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  818,700 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              818,700 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    818,700 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 5 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Mark E. Schwarz
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  818,700 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              818,700 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    818,700 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 6 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Hallmark Financial Services, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Nevada
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  10,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              10,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    10,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 7 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    American Hallmark Insurance Company of Texas
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Texas
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  5,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              5,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 8 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Phoenix Indemnity Insurance Company
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Arizona
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  5,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              5,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 9 of 17 Pages
----------------------                                    ----------------------

ITEM 1(A).        NAME OF ISSUER

                  Republic Companies Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  222 Delaware Avenue, Suite 900
                  Wilmington, Delaware 19801

ITEM 2(A).        NAME OF PERSON FILING

                  This statement is jointly filed by Newcastle Partners, L.P., a
                  Texas   limited   partnership   ("NP"),    Newcastle   Capital
                  Management,   L.P.,  a  Texas  limited  partnership   ("NCM"),
                  Newcastle  Capital Group,  L.L.C.,  a Texas limited  liability company  ("NCG"),  Mark E. Schwarz  (together with NP, NCM and
                  NCG, the "Newcastle  Parties"),  Hallmark Financial  Services,
                  Inc., a Nevada  corporation  ("Hallmark"),  American  Hallmark
                  Insurance Company of Texas, a Texas corporation  ("American"),
                  and   Phoenix   Indemnity   Insurance   Company,   an  Arizona
                  corporation  ("Phoenix") (together with Hallmark and American,
                  the  "Hallmark   Parties")   (collectively,   the   "Reporting
                  Persons").  Because Mark E. Schwarz is the managing  member of
                  NCG, which is the general partner of NCM, which in turn is the general partner of NP, each of NCM, NCG and Mr. Schwarz may be deemed,  pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"),  to be the beneficial  owners of all the shares of Common  Stock of the  Issuer  held by NP.
                  Because American and Phoenix are wholly-owned  subsidiaries of
                  Hallmark,  Hallmark  may be deemed,  pursuant to Rule 13d-3 of the  Act,  to be the  beneficial  owner of all the  shares  of
                  Common Stock of the Issuer held by American  and  Phoenix.  NP has a  controlling  interest in  Hallmark.  Additionally,  Mr.
                  Schwarz serves as the Executive  Chairman and as a Director of
                  Hallmark.  Accordingly,  the Reporting Persons are filing this joint  statement,  as they may be  considered a "group"  under
                  Section 13(d)(3) of the Act. However, neither the fact of this filing nor anything  contained herein shall be deemed to be an admission  by the  Reporting  Persons that such a group exists between the Hallmark Parties and the Newcastle Parties.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  1.  Newcastle Parties:

                      200 Crescent Court, Suite 1400
                      Dallas, Texas 75201

                  2.  Hallmark Parties:

                      777 Main Street, Suite 1000
                      Fort Worth, Texas 76102

ITEM 2(C).        CITIZENSHIP

                  1.  Newcastle Parties:

                      NP, NCM and NCG are organized  under the laws of the State of  Texas.  Mark E.  Schwarz  is a citizen  of the  United
                      States of America.

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 10 of 17 Pages
----------------------                                    ----------------------

                  2.  Hallmark Parties:

                      Hallmark  is  organized  under  the  laws of the  State of
                      Nevada.  American is organized under the laws of the State of Texas. Phoenix is organized under the laws of the State of Arizona.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $0.01 per share

ITEM 2(E).        CUSIP NUMBER

                  760349100

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO  SS.SS.240.13D-1(B)  OR
                  240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              |X|     Not Applicable

       (a)    | |     Broker or dealer  registered  under  Section 15 of the Act
                      (15 U.S.C. 78o).

       (b)    | |     Bank as defined  in Section  3(a)(6) of the Act (15 U.S.C.
                      78c).

       (c)    | |     Insurance  company as defined in Section  3(a)(19)  of the
                      Act (15 U.S.C. 78c).

       (d)    | |     Investment  company  registered  under  Section  8 of  the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e)    | |     An    investment     adviser    in     accordance     with
                      ss.240.13d-1(b)(1)(ii)(E).

       (f)    | |     An employee  benefit plan or endowment  fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

       (g)    | |     A parent  holding  company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

       (h)    | |     A savings  association  as defined in Section  3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

       (i)    | |     A church plan that is excluded  from the  definition of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3).

       (j)    | |     Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 11 of 17 Pages
----------------------                                    ----------------------

ITEM 4.           OWNERSHIP

         Provide the following  information  regarding the aggregate  number and percentage of the class of securities of the Issuer identified in Item 1.

                  1.  NP

                      (a)  Amount beneficially owned:

                           818,700 shares*

                      (b)  Percent of class:

                           5.8%  (based on  14,099,303  shares  of Common  Stock
                           outstanding as of October 23, 2006 as reported in the
                           Issuer's  Schedule 14A filed with the  Securities and
                           Exchange Commission on November 1, 2006)

                      (c)  Number of shares as to which the person has:

                           (i)     Sole power to vote or to direct the vote

                                   818,700 shares*

                           (ii)    Shared power to vote or to direct the vote

                                   0 shares

                           (iii)   Sole  power  to  dispose  or  to  direct  the
                                   disposition of

                                   818,700 shares*

                           (iv)    Shared  power to  dispose  or to  direct  the
                                   disposition of

                                   0 shares

                  *Represents  shares  held  directly  by NP. By virtue of their relationship  with NP, each of NCM, NCG and Mr. Schwarz may be deemed to beneficially  own the 818,700 shares of Common Stock of the Issuer held by NP.

                  2.  American

                      (a)  Amount beneficially owned:

                           5,000 shares**

                      (b)  Percent of class:

                           Less than 1% (based  on  14,099,303  shares of Common
                           Stock  outstanding as of October 23, 2006 as reported
                           in  the   Issuer's   Schedule   14A  filed  with  the
                           Securities  and  Exchange  Commission  on November 1,
                           2006)

                      (c)  Number of shares as to which the person has:

                           (i)     Sole power to vote or to direct the vote

                                   5,000 shares**

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 12 of 17 Pages
----------------------                                    ----------------------

                           (ii)    Shared power to vote or to direct the vote

                                   0 shares

                           (iii)   Sole  power  to  dispose  or  to  direct  the
                                   disposition of

                                   5,000 shares**

                           (iv)    Shared  power to  dispose  or to  direct  the
                                   disposition of

                                   0 shares

                  3.  Phoenix

                      (a)  Amount beneficially owned:

                           5,000 shares**

                      (b)  Percent of class:

                           Less than 1% (based  on  14,099,303  shares of Common
                           Stock  outstanding as of October 23, 2006 as reported
                           in  the   Issuer's   Schedule   14A  filed  with  the
                           Securities  and  Exchange  Commission  on November 1,
                           2006)

                      (c)  Number of shares as to which the person has:

                           (i)     Sole power to vote or to direct the vote

                                   5,000 shares**

                           (ii)    Shared power to vote or to direct the vote

                                   0 shares

                           (iii)   Sole  power  to  dispose  or  to  direct  the
                                   disposition of

                                   5,000 shares**

                           (iv)    Shared  power to  dispose  or to  direct  the
                                   disposition of

                                   0 shares

                  **By virtue of its  relationship  with  American  and Phoenix,
                  Hallmark may be deemed to beneficially own the 5,000 shares of
                  Common  Stock of the  Issuer  held by  American  and the 5,000 shares of Common Stock of the Issuer held by Phoenix.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [ ].

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 13 of 17 Pages
----------------------                                    ----------------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not Applicable.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Exhibit A.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10.          CERTIFICATION

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 14 of 17 Pages
----------------------                                    ----------------------

                                    SIGNATURE

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated:   November 13, 2006                  NEWCASTLE PARTNERS, L.P.

                                            By: Newcastle Capital Management, L.P.,
                                                its general partner
                                            By: Newcastle Capital Group, L.L.C.,
                                                its general partner

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                            NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                            By: Newcastle Capital Group, L.L.C.,
                                                its general partner

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                            NEWCASTLE CAPITAL GROUP, L.L.C.

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                            /s/ Mark E. Schwarz
                                            ------------------------------------
                                            MARK E. SCHWARZ

                                            HALLMARK FINANCIAL SERVICES, INC.

                                            By: /s/ Mark J. Morrison
                                                --------------------------------
                                                Mark J. Morrison, President and
                                                Chief Executive Officer

                                            AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

                                            By: /s/ Mark J. Morrison
                                                --------------------------------
                                                Mark J. Morrison, Chief Financial
                                                Officer and Secretary

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 15 of 17 Pages
----------------------                                    ----------------------

                                            PHOENIX INDEMNITY INSURANCE COMPANY

                                            By: /s/ Mark J. Morrison
                                                --------------------------------
                                                Mark J. Morrison, Chief Financial
                                                Officer and Secretary

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 16 of 17 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         The  undersigned  hereby agree that the Statement on Schedule 13G dated
November  13,  2006 with  respect  to the  shares of  Common  Stock of  Republic
Companies Group,  Inc. and any further  amendments  thereto executed by each and any of the  undersigned  shall  be filed on  behalf  of each of the  undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)  under the
Securities Exchange Act of 1934, as amended.

Dated:  November 13, 2006                   NEWCASTLE PARTNERS, L.P.

                                            By: Newcastle Capital Management, L.P.,
                                                its general partner
                                            By: Newcastle Capital Group, L.L.C.,
                                                its general partner

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                            NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                            By: Newcastle Capital Group, L.L.C.,
                                                its general partner

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                            NEWCASTLE CAPITAL GROUP, L.L.C.

                                            By: /s/ Mark E. Schwarz
                                                --------------------------------
                                                Mark E. Schwarz, Managing Member

                                            /s/ Mark E. Schwarz
                                            ------------------------------------
                                            MARK E. SCHWARZ

                                            HALLMARK FINANCIAL SERVICES, INC.

                                            By: /s/ Mark J. Morrison
                                                --------------------------------
                                                Mark J. Morrison, President and
                                                Chief Executive Officer

----------------------                                    ----------------------
CUSIP No. 760349100                   13G                    Page 17 of 17 Pages
----------------------                                    ----------------------

                                            AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

                                            By: /s/ Mark J. Morrison
                                                --------------------------------
                                                Mark J. Morrison, Chief Financial
                                                Officer and Secretary

                                            PHOENIX INDEMNITY INSURANCE COMPANY

                                            By: /s/ Mark J. Morrison
                                                --------------------------------
                                                Mark J. Morrison, Chief Financial
                                                Officer and Secretary